Exhibit 10.1

Manulife Investment Management Private Markets (US) LLC 200 Berkeley Street Boston, MA 02116

July 19, 2023, as amended July 17, 2024

To the Trustees of

Manulife Private Credit Fund

200 Berkeley Street

Boston, MA 02116

Re: Expense Limitation and Reimbursement Letter Agreement and Contractual Fee Waiver Notice

With reference to the Investment Advisory Agreement approved by the Board and entered into by and between Manulife Investment Management Private Markets (US) LLC (the “Adviser”) and Manulife Private Credit Fund (the “Fund”), we hereby notify you as follows:

1. The Adviser agrees to contractually waive its advisory fees or, to the extent necessary, reimburse other expenses of the Fund as set forth in Appendix A hereto.

2. We understand and intend that the Fund will rely on this undertaking in overseeing the preparation and filing of Post-effective Amendments to the Registration Statement on Form 10 for the Fund with the Securities and Exchange Commission, in accruing the Fund’s expenses for purposes of calculating its net and gross asset value per share, and for other purposes permitted under Form 10 and/or the Investment Company Act of 1940, as amended, and we expressly permit the Fund so to rely.

Very truly yours,

Manulife Investment Management Private Markets (US) LLC

By:
Heidi Knapp
Chief Financial Officer

Agreed and Accepted on behalf of Manulife Private Credit Fund

By:
Salvatore Schiavone
Assistant Treasurer

A copy of the document establishing the Fund as a Delaware Trust is filed with the State of Delaware. This Agreement is executed by the officer in his or her capacity as such and not as an individual and is not binding upon any of the Trustees, officers or shareholders of the Fund individually but only upon the assets of the Fund.

APPENDIX A

Fund Level Contractual Limitation on Other Fund Level Expenses

For purposes of this Appendix:

For a two-year term beginning with the Fund’s filing of its election to be regulated as a business development company under the 1940 Act (the “BDC Election Date”) and ending on the two-year anniversary thereof (the “Limitation Period”), the Adviser contractually agrees to reduce its advisory fee for the Fund or, if necessary, make payment to the Fund, in an amount equal to the amount by which the aggregate “Expenses” of the Fund incurred in the ordinary course of the Fund’s business exceed the annual rate as set forth in the table below of the Fund’s monthly net assets (the “Expense Cap”).

“Expenses” means all the expenses of the Fund, excluding (a) advisory and incentive fees; (b) interest expense and other borrowing related costs, fees and expenses, (c) taxes, (d) portfolio brokerage commissions, (e) litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the business of the Fund, (f) short dividends and (g) cashiering or other investment servicing fees.

For any month in which the Fund’s Expenses exceed the Expense Cap, the Adviser will reimburse the Fund for expenses to the extent necessary to eliminate such excess. The Adviser may also directly pay expenses on behalf of the Fund and waive reimbursement under this expense limitation and reimbursement letter agreement.

This expense limitation and reimbursement letter agreement expires on the Expiration Date of the Limitation Period, as set forth in the table below, unless renewed by mutual agreement of the Fund and the Adviser for successive terms of one year based upon a determination that this is appropriate under the circumstances at that time. This expense limitation and reimbursement letter agreement will also terminate automatically upon the termination of the Investment Advisory Agreement between the Fund and the Adviser, unless a new investment advisory agreement with the Adviser (or with an affiliate under common control with the Adviser) becomes effective upon such termination.

Fund	Limit on Fund Level Expenses	Expiration Date of Expense Limit
Manulife Private Credit Fund	0.50%	October 3, 2025

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Fund Level Contractual Fee Waiver

For purposes of this Appendix:

For a two-year term, beginning on the BDC Election Date, the Adviser contractually agrees to reduce its advisory fee for the Fund (excluding any incentive fee) to the annual rate of 1.00% of the value of the Fund’s monthly net assets.

This fee waiver agreement expires on the date specified below, unless renewed by mutual agreement of the Fund and the Adviser based upon a determination that this is appropriate under the circumstances at that time.

October 3, 2025

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